Exhibit 10.1

CARIBOU COFFEE COMPANY, INC.

SEVERANCE PLAN

Effective December 16, 2012

Table of Contents

Page

SECTION 1	GENERAL INFORMATION	1
1.1	Adoption and Purpose of Plan	1
1.2	Status of Plan	1
1.3	Effective Date	1
1.4	Plan Year	1

SECTION 2	DEFINITIONS	1
2.1	“Base Pay”	1
2.2	“Cause”	1
2.3	“Change in Control”	1
2.4	“Company”	3
2.5	“Company-Determined Last Day of Work” or “Last Day of Work”	3
2.6	“Employee”	3
2.7	“Eligibility Conditions”	3
2.8	“ERISA”	3
2.9	“Good Reason”	3
2.10	“Participant”	4
2.11	“Plan”	4
2.12	“Plan Administrator”	4
2.13	“Reduction in Force”	4
2.14	“Section 409A”	5
2.15	“Senior Executives”	5
2.16	“Separation Pay”	5
2.17	“Separation Pay Period”	5
2.18	“Stock”	5
2.19	“Termination of Employment”	5
2.20	“Year of Service”	5

SECTION 3	BENEFITS UNDER THE PLAN	5
3.1	Types of Benefits	5
3.2	Eligibility Conditions	5
3.3	Amount of Separation Pay	6
3.4	Change in Control Separation Pay	7
3.5	Payment of Benefits	7
3.6	Outplacement Assistance Benefits	8
3.7	Continued Eligibility for Benefit Programs	8

SECTION 4	PLAN AMENDMENT AND TERMINATION	9
4.1	Amendments	9
4.2	Termination	9

SECTION 5	PLAN ADMINISTRATION	9
5.1	Plan Administrator	9

i

Table of Contents

(continued)

Page

SECTION 6	INDEMNIFICATION OF ADMINISTRATOR	9

SECTION 7	CIRCUMSTANCES THAT CAN RESULT IN DISQUALIFICATION, FORFEITURE, REDUCTION OR SUSPENSION OF SEVERANCE AND OTHER BENEFITS	10

SECTION 8	MISCELLANEOUS PROVISIONS	10
8.1	Limitation of Rights	10
8.2	Employment Not Guaranteed	10
8.3	Plan Year	10
8.4	Governing Law	10
8.5	Funding	10
8.6	No Vested Rights	11
8.7	Section 409A	11
8.8	Successor and Assigns	12

SECTION 9	MISCELLANEOUS MATTERS	12
9.1	Information Required	12
9.2	No Guaranty of Employment	12
9.3	Exclusive Plan	12
9.4	Sole Source for Payment of Benefits	12
9.5	Non-Alienation	12
9.6	No Vesting	13
9.7	Withholding from Payments	13
9.8	Governing Law	13

SECTION 10	CLAIMS PROCEDURE	13
10.1	Claim for Benefits	13
10.2	Appeals	13

ii

SECTION 1

GENERAL INFORMATION

1.1 Adoption and Purpose of Plan. This Plan sets forth the Caribou Coffee Company, Inc. Severance Plan. The purpose of this Plan is to provide severance benefits to Eligible Employees who are terminated from employment with Caribou Coffee Company, Inc. (referred to as the “Company”). The Plan supersedes any prior Company policies, practices and plans relating to the payment of severance benefits.

1.2 Status of Plan. The Plan and this document are intended to comply with all applicable state and federal laws regarding severance pay plans, specifically Title I of ERISA. The Plan is intended to be a “welfare benefit plan,” as defined in ERISA, and not a “pension benefit plan.”

1.3 Effective Date. The Plan is effective December 16, 2012.

1.4 Plan Year. For recordkeeping and reporting purposes, the Plan Year is the twelve-month period ending each December 31. There shall be a short Plan Year beginning on December 16, 2012.

SECTION 2

DEFINITIONS

2.1 “Base Pay” means a salaried Employee’s annual base salary divided by fifty-two (52) in effect immediately preceding the Employee’s Termination of Employment with the Company. For an hourly Employee, Base Pay means the Employee’s hourly pay multiplied by the number of hours during the week that the Employee is regularly scheduled to work. Only compensation which is considered to be base pay pursuant to the Company’s payroll practices is considered. All other compensation is excluded from Base Pay, such as bonuses, overtime pay and shift differentials, contributions to any retirement or other employee benefit plans, commissions, profit sharing or incentive payments of any kind, expense or other reimbursements, and contingent compensation of any kind. However, Base Pay is not reduced by amounts the Employee elects to contribute from Base Pay on a pre-tax basis to a section 401(k) plan or health plan, or to a health care reimbursement account, dependent care reimbursement account or for qualified transportation benefits.

2.2 “Cause” means any of the following:

.01	gross negligence or willful misconduct,

.02	refusal to carry out job duties or a resignation, in each case other than for Good Reason; or

.03	conviction of or plea of guilty or nolo contendre to a felony.

2.3 “Change in Control” means that any of the following events has occurred with respect to the Company, and the effective date of the Change Of Control Event shall be as of the first day that any one or more of the following events shall have been fully and unconditionally effected:

.01	The acquisition by any Person of Beneficial Ownership of 50% or more of either (i) the then outstanding shares of Stock, or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Directors; provided, however, that for purposes of this subsection, the following transactions shall not constitute a Change of Control Event: (A) any acquisition of such Stock or voting power directly from the Company through a public offering of shares of Stock of the Company, (B) any acquisition of such Stock or voting power by the Company, (C) any acquisition of such Stock or voting power by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition of such Stock or voting power by any Person who, prior to such acquisition, had Beneficial Ownership of 50% or more of (i) the then outstanding shares of Stock, or (ii) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Directors, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection .03 below;

.02	A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election;

.03

The consummation of a reorganization, merger or consolidation (“Business Combination”) unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding shares of Stock of the Company and the outstanding voting securities of the Company immediately before such Business Combination Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Company resulting from or surviving such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Stock and the outstanding voting securities of the Company, as the case may be; (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from or surviving such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from or surviving such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed as to the Company before the Business Combination; and (iii) at least a simple majority of the members of the board of directors of the corporation resulting from or surviving such Business Combination were members of the Company’s Board of Directors at the time of the execution of the initial agreement, or of the action of the Company’s Board of Directors, providing for such Business Combination;

.04	The acquisition by any one person or more than one person acting as a group (or the acquisition during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) of assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the Company’s total assets; or

.05	The acquisition by one person or more than one person acting as a group (or the acquisition during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) of ownership of Stock of the Company equal to thirty percent (30%) or more of the total voting power of the Stock.

2.4 “Company” means Caribou Coffee Company, Inc.

2.5 “Company-Determined Last Day of Work” or “Last Day of Work” means any release date from work as determined by the Company in the Company’s sole discretion. The Company reserves the right to re-determine a Company-Determined Last Day of Work.

2.6 “Employee” means any individual paid on the Company’s regular payroll of the who is classified as a full-time employee. No individual classified by the Company as a temporary employee, part-time employee, leased employee, consultant or independent contractor or who is employed pursuant to an employment contract is an Employee.

2.7 “Eligibility Conditions” means the conditions on eligibility for Separation Pay set forth in Section 3.2 below.

2.8 “ERISA” means the federal law that governs Employee benefits, called the Employee Retirement Income Security Act.

2.9 “Good Reason” means any of the following:

.01	a material diminution in a Senior Executive’s authority, duties, titles, or responsibilities, held by the Senior Executive immediately prior to the Change in Control or any assignment to the Senior Executive of duties or responsibilities that are materially inconsistent with the Senior Executive’s status, offices and titles as in effect immediately prior to the Change in Control; or

.02	(i) any change of the Senior Executive’s principal place of employment to a location more than thirty (30) miles from the Senior Executive’s place of employment immediately prior to the Change in Control.

In order to resign for Good Reason the (i) Senior Executive must provide notice to the Company of the existence of the condition described above within ninety (90) days of the initial existence of any such condition, (ii) Company shall have thirty (30) days following receipt of the notice during which the Company may remedy the condition and not be required to make payment to the Senior Executive in accordance with Section 3.4, (iii) Senior Executive must resign within ninety (90) days after the cure period ends; and (iv) resignation process must be completed within one (1) year after the Change in Control. In any event, the Senior Executive’s resignation for Good Reason shall not be effective earlier than 90 days following the end of the cure period provided for in clause (ii) of the prior sentence.

A Senior Executive’s right to resign for Good Reason shall remain in effect for the one-year period following a Change in Control. Consequently, a Senior Executive’s decision to remain employed following a change constituting Good Reason shall not impair the Senior Executive’s right to resign for Good Reason for any other change constituting Good Reason within the one-year period following a Change in Control.

2.10 “Participant” means an Employee who is eligible to receive separation benefits under the terms and conditions of the Plan, due to the Employee’s incurring a Termination of Employment because of a Reduction in Force or in accordance with Section 3.4.

2.11 “Plan” means the Caribou Coffee Company, Inc. Severance Plan set forth in this document, as amended from time to time.

2.12 “Plan Administrator” means the Company or such other person, entity or committee, as may be appointed from time to time by the Directors (or a committee thereof) to administer the Plan.

2.13 “Reduction in Force” means the elimination by the Company of one or more employment positions for an indefinite period of time which the Company classifies as a Reduction in Force for purposes of the Plan.

Reduction in Force does not include Termination of Employment for any other cause, including but not limited to, misconduct, inadequate job performance, absenteeism or tardiness, failure to comply with Company policies or rules, resignation (regardless of the Employee’s reason), retirement, death, or failure to return to work after a leave of absence. Moreover, an Employee who resigns or provokes his or her Termination of Employment in anticipation of a Reduction in Force will not be considered as having terminated due to a Reduction in Force. The Company will determine, in its sole and absolute discretion, whether or not an Employee has a Termination of Employment due to a Reduction in Force.

2.14 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

2.15 “Senior Executives” means an individual who is an Employee on the date of a Change of Control who is either a Director, Director of Operations, Sr. Director(s), Vice President or higher through Senior Vice President.

2.16 “Separation Pay” means the continuation of a Participant’s Base Pay during the Separation Pay Period in accordance with the terms and conditions of the Plan.

2.17 “Separation Pay Period” means the period with respect to which Separation pay is paid to a Participant under Section 3.3 or Section 3.4 of the Plan.

2.18 “Stock” means the common stock, par value $.01 per share of the Company.

2.19 “Termination of Employment” means a separation from service as defined in Section 409A.

2.20 “Year of Service” means each full year of an Employee’s continuous employment with the Company, measured from the Employee’s most recent date of hire and each anniversary of such date during a continuous employment period which ends due to a Reduction in Force. A partial Year of Service shall be disregarded.

SECTION 3

BENEFITS UNDER THE PLAN

3.1 Types of Benefits. An Employee whose employment with the Company is terminated due to a Reduction in Force, and who meets all applicable eligibility conditions set forth in Section 3.2 below, will be entitled to the following separation benefits:

.01	Separation Pay as determined under Section 3.3 below;

.02	Outplacement assistance as (and to the extent) determined under Section 3.5 below;

3.2 Eligibility Conditions. Separation benefits will be provided under this Plan only to an Employee who (a) incurs a Termination of Employment with the Company (b) executes any release that the Company may require as described below and (c) continues employment with the Company through the Employee’s Company Determined Last Day of Employment.

Except as set forth in Section 3.4, separation benefits will not be provided to a terminated Employee who has refused an offer of employment with similar responsibilities and pay in another division, department, office or unit of the Company.

A Participant (including, but not limited to, a Senior Executive) will not be entitled to commence or continue receiving separation benefits under the Plan unless he or she:

.01	signs and complies with a separation agreement satisfactory to the Company. The separation agreement may include, without limitation: (a) comprehensive release of claims against the Company and its agents, Employees, advisors and other representatives, and (b) such other provisions as the Company may require;

.02	executes and returns the release of claims within the time designated by the Company and does not revoke or attempt to revoke the release;

.03	returns all Company property within his/her possession or control within one (1) business day following Termination of Employment, including, but not limited to, files, records, keys, credit cards, building access card, computer equipment, pagers and cell phones, and fax and answering machines.

3.3 Amount of Separation Pay. The Participant’s Separation Pay shall equal the Participant’s Base Pay continued for the Separation Pay Period determined under the applicable clause below, unless the Separation Pay period is terminated earlier for a reason described in Section 3.5. A Participant shall not be entitled to receive Separation Pay under more than one clause specified below with respect to any Termination of Employment:

.01	Job Grades 1-5. The Separation Pay of a Participant in Job Grades 1-5 immediately preceding Termination of Employment will be one (1) Week of Base Pay for each completed Year of Service, up to a maximum benefit of twelve (12) Weeks of Base Pay. The minimum benefit shall equal three (3) Weeks of Base Pay.

.02	Job Grades 6-8. The Separation Pay of a Participant in Job Grades 6-8 immediately preceding Termination of Employment will be two (2) Weeks of Base Pay for each completed Year of Service, up to a maximum of twelve (12) Weeks of Base Pay. The minimum benefit shall equal three (3) Weeks of Base Pay.

.03	Director and Senior Directors. The Separation Pay of a Director or a Senior Director immediately preceding Termination of Employment will be three (3) Weeks of Base Pay for each completed Year of Service, up to a maximum of twelve (12) Weeks of Base Pay. The minimum benefit shall equal three (3) Weeks of Base Pay.

.04	Vice Presidents and Above. The Separation Pay of a Participant at the Vice President level and above immediately preceding Termination of Employment will be four (4) Weeks of Base Pay for each completed Year of Service, up to a maximum of fifty-two (52) Weeks of Base Pay. The minimum benefit shall equal twenty-six (26) Weeks of Base Pay.

Separation Pay is not payable to an individual who is employed by the Company pursuant to an employment contract.

3.4 Change in Control Separation Pay. During the twelve (12) month period following a Change in Control, a Participant, described below, who incurs an involuntary Termination of Employment other than for Cause or a voluntary Termination of Employment for Good Reason shall receive Separation Pay in the following amounts:

.01	Directors. The Separation Pay of a Participant who is a Director immediately preceding Termination of Employment will be twelve (12) Weeks of Base Pay.

.02	Directors of Operations and Senior Directors. The Separation Pay of a Participant who is a Director of Operations or a Senior Director immediately preceding Termination of Employment will be twenty-six (26) Weeks of Base Pay.

.03	Vice President through Senior Vice President. The Separation Pay of a Participant who is a Vice President or a Senior Vice President immediately preceding Termination of Employment will be fifty-two (52) Weeks of Base Pay.

Separation Pay is not payable to an individual who is employed by the Company pursuant to an employment contract.

3.5 Payment of Benefits. Separation Pay shall be due and payable at the rate of the Participant’s Base Pay on each of the Participant’s regular paydays during the Separation Pay Period commencing within the ninety (90) day period following the Participant’s Termination of Employment provided the release agreement required under Section 3.2.02 has become irrevocable. If this period begins in one taxable year and ends in a second taxable year, the payment will commence in the second taxable year in accordance with Section 409A.

If a Participant has a direct deposit authorization on file with the Company, such authorization will apply to all or a portion of the Participant’s Separation Pay, as specified in the direct deposit authorization. To the extent not directly deposited, checks for Separation Pay will be mailed to a Participant’s most recent address of which the Plan Administrator has received notice in writing from the Participant. Notwithstanding the foregoing, if the Plan Administrator receives written notice that the Participant is mentally incompetent, the Company may pay the balance of the Participant’s Separation Pay to the Participant’s duly appointed legal representative. Separation Pay shall be discontinued as of the earliest occurrence of the following events:

.01	Full Payment of Benefits: The Separation Pay above has been fully paid;

.02	Reemployment by the Company: The first day of reemployment by the Company, regardless of the nature, responsibilities, pay or location of the employment;

.03	Breach or Other Misconduct: The first date of any breach or other failure if the Participant breaches the terms of his or her separation letter or release agreement, including a non-compete or agreement not to solicit customers, or otherwise materially fails to satisfy any obligations of the Participant to the Company, or if the Company becomes aware of the Participant’s misconduct that may affect the Company’s finances or business reputation in any degree, whether the misconduct occurs prior to or following the Participant’s Termination of Employment with the Company.

3.6 Outplacement Assistance Benefits. Participants in Job Grades 1-5 will be eligible for two months of outplacement assistance up to a cost of $2,000 to be paid by the Company. Participants in Job Grades 6-8 will be eligible for three months of outplacement assistance up to a cost of $3,500 to be paid by the Company.

3.7 Continued Eligibility for Benefit Programs. Except as specifically provided below, or in a benefit program document, or as specifically required by law, a Participant will cease participation in the Company’s benefit programs when he or she terminates employment with the Company. However, a Participant will be eligible for continued participation in the Company’s benefit programs only as follows:

.01	Medical/Dental/Vision/Life Plan: Medical/Dental/Vision/Life insurance coverage will terminate on the last day of employment. However, the Participant may elect to continue coverage for himself or herself, and his/her eligible dependents, by electing and paying the premium for continuation coverage under the federal law, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or applicable state law.

.02	Paid Time Off: A Participant eligible for paid time off will receive payment for his or her unused paid time off balance through the final day worked. Paid time off will not accrue during the Separation Pay Period.

.03	401(k) Plan: The Participant’s active participation in the 401(k) plan will end on the date the Participant terminates employment.

.04	Insurance and Other Benefit Plans: All other benefits will terminate on the last day of the Participant’s employment.

SECTION 4

PLAN AMENDMENT AND TERMINATION

4.1 Amendments. The Company may amend the Plan in any manner at any time and from time to time.

4.2 Termination. The Company reserves the right to terminate the Plan at any time.

SECTION 5

PLAN ADMINISTRATION

5.1 Plan Administrator. The Plan Administrator is a “named fiduciary” for purposes of ERISA, with authority to control and manage the operation and administration of the Plan, and shall be the agent for service of process against the Plan. The Plan Administrator has full power to administer the Plan in all matters, subject to applicable requirements of law. For this purpose, the Plan Administrator’s power includes, but is not limited to, the following authority in addition to all other powers provided by the Plan:

.01	To make and enforce such rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Plan;

.02	To appoint such agents, counsel, accountants, consultants and other persons to participate in the administration as the Plan Administrator deems appropriate;

.03	To allocate and delegate the responsibilities of the Plan Administrator and to designate other persons to carryout any of the Plan Administrator’s responsibilities; and

.04	To sue or be sued on behalf of the Plan and to appoint additional agents for service of process.

To the fullest extent permitted by law, the Plan Administrator will have the exclusive responsibility and discretion to decide all matters relating to eligibility, coverage or benefits under the Plan and to interpret all provisions of the Plan and to determine all matters relating to the operation and administration of the Plan. Any determination by the Plan Administrator will be final and binding, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.

SECTION 6

INDEMNIFICATION OF ADMINISTRATOR

The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee of the Company serving as the Administrator or as a member of a committee designated as Administrator, and any employee assisting the Administrator in connection with his or her duties ( including any employee or former employee of the Company who formerly served as Administrator, as a member of such committee, or who assisted the Administrator), against all liabilities, damages, costs and expenses (including attorneys fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was undertaken in good faith.

SECTION 7

CIRCUMSTANCES THAT CAN RESULT IN DISQUALIFICATION, FORFEITURE,

REDUCTION OR SUSPENSION OF SEVERANCE AND OTHER BENEFITS

7.1 Any severance benefits provided by the Company under the Plan shall be reduced dollar-for-dollar by any type of income replacement benefits due to disability or on the job injury, and by any severance, separation, or other termination pay benefit that the Company is required to pay to a Participant or former Participant under any federal or state law.

7.2 The amount of money the Participant owes the Company, if any, and appropriate federal, state, local, and other required taxes will be withheld from all severance benefit payments, as well as any other legally required deductions or withholdings.

7.3 Severance payments will not be made if a layoff is due to fire, flood, explosion, bombing, earthquake or other disaster causing damage to the facilities or when strikes, work stoppages or civil disturbances prevent continued operations.

7.4 Severance payments will not be made if a layoff is deemed to be temporary and of limited duration. During such periods, Employees are encouraged to take any available vacation to which they may be entitled.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1 Limitation of Rights. Neither the establishment of the Plan nor any amendment thereof will be construed as giving any Participant or other person any legal or equitable right against the Administrator or the Company, and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.

8.2 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken thereunder shall be construed as a contract of employment or as giving any Employee any right to be retained in the employ of the Company.

8.3 Plan Year. The plan year shall be the calendar year.

8.4 Governing Law. To the extent not preempted by ERISA or any other federal statues or regulations, this Plan shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

8.5 Funding. Benefits are paid from the Company’s general assets.

8.6 No Vested Rights. No vested rights of any nature are provided under the Plan.

8.7 Section 409A. It is intended that the provisions of this Plan comply (to the extent applicable) with Section 409A and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A (such taxes and penalties “Section 409A Tax”). The right to any installment payments available under the Plan is to be treated as a right to a series of separate payments.

.01	If, at the time of the Participant’s separation from service (within the meaning of Section 409A) (i) the Participant shall be a specified employee (within the meaning of Section 409A), and (ii) the Company shall make a good faith determination that an amount payable or benefits provided hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A; then the Company shall not pay such amount on the otherwise-scheduled payment date, but shall instead accumulate such amount and pay it on the first business day after such six-month period. Scheduled payments shall then resume in accordance with the terms of the Plan. Payments not subject to Section 409A, for example, that meet the short-term deferral exception, or the severance pay exception shall not be subject to delay.

.02	If any payment or benefit to be provided under this Plan is delayed as provided in subsection (a) above (a “Delayed Payment”), then interest at the default rate on such Delayed Payment for the period beginning on the date such Delayed Payment would otherwise have been provided in the absence of subsection (a) and ending on the date of receipt of such Delayed Payment shall also be paid by the Company to the Participant at the time of payment. The default rate shall be the Applicable Federal Rate in effect from time to time, compounded annually.

.03	In the event that the Company determines that any provision of this Plan does not comply with Section 409A and that the Participant may become subject to a Section 409A Tax, the Participant shall cooperate with the Company to execute any amendment to the provisions hereof that are reasonably necessary to avoid the imposition of such Section 409A Tax, but only to the minimum extent necessary to avoid the application of such Section 409A Tax and only to the extent that the Participant would not, as a result, suffer (i) any reduction in the total present value of the amounts otherwise payable to the Participant, or the benefits otherwise to be provided to the Participant, by the Company, or (ii) any material increase in the risk of the Participant not receiving such amounts or benefits.

.04	Except as specifically permitted by Section 409A, the benefits and reimbursements provided to Participant during any calendar year shall not affect the benefits and reimbursements to be provided to the Participant in any other calendar year, any such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense was incurred and the right to such benefits and reimbursements shall not be liquidated or exchanged for any other benefit.

8.8 Successor and Assigns. Except as otherwise provided herein, this Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Company and the Participant and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The provisions of this Section 8.8 shall continue to apply to each subsequent employer of the Participant hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

SECTION 9

MISCELLANEOUS MATTERS

9.1 Information Required. Each Participant shall notify the Plan Administrator of any change in his or her address.

9.2 No Guaranty of Employment. This Plan is not a contract of employment between the Company and any Employee, nor shall it be a consideration or inducement for the employment of any Employee. The Company has the right to terminate or change the terms of employment of any Employee, Employee or Participant at any time and for any reason whatsoever, with or without cause or notice.

9.3 Exclusive Plan. The Plan exclusively governs any claims for any type of severance benefits as a result of Termination of Employment due to a Reduction in Force.

9.4 Sole Source for Payment of Benefits. All benefits provided under the Plan shall be paid solely from the general assets of the Company.

9.5 Non-Alienation. No benefit payable under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind, and any attempt to alienate, self, transfer, assign, pledge, attach or encumber any such benefit under the Plan shall be void and of no force and effect whatsoever.

9.6 No Vesting. No person shall have any vested or non-forfeitable right at any time to any payment of any other benefit provided under the Plan.

9.7 Withholding from Payments. The Company shall withhold from payments under the Plan any federal, state or local income taxes and other employment or payroll taxes as it deems appropriate. The Company may also withhold from income any health insurance premiums or other amounts the Participant owes to the Company.

9.8 Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with the laws of Minnesota, except to the extent federal laws pre-empt such laws.

SECTION 10

CLAIMS PROCEDURE

10.1 Claim for Benefits. Employees do not need to file a claim for benefits under the Plan. If an individual believes that he or she is eligible for severance benefits even though no such benefits have been offered, or if an Employee or Participant believes that his or her benefits have been calculated incorrectly or terminated prematurely or that the Plan has been otherwise violated, the aggrieved individual may file a claim with the Plan Administrator. The Plan Administrator shall advise the claimant either that the claim is allowed, or that the claim is denied, or that he claimant needs to submit additional information. If the claim is denied, the Plan Administrator shall furnish the claimant written notice of such denial within a reasonable time after receipt of the claim, and such notice shall include:

.01	the reason for denial;

.02	specific references to provisions on which the denial, is based; and

.03	information as to how to submit the claim for review.

If no notice of denial is furnished within 90 days after receipt of the claim by the Plan Administrator, the claim shall be deemed denied.

10.2 Appeals. If a claim filed under Section 10.1 is denied (or deemed denied), the claimant may file a request for review with the Plan Administrator. The claimant shall be entitled to examine pertinent documents, to submit issues and comments in writing and to request a hearing before the Plan Administrator. The appeal of any claim must be submitted in writing within 60 days after (a) the date that the claim was deemed denied or (b) the receipt of notice of denial by the claimant; whichever is applicable. The Plan Administrator shall send the claimant a written decision regarding the appeal. Normally, the decision will be made within 60 days after the appeal is filed, but if the Plan Administrator determines that additional time is reasonably necessary, up to 60 additional days may be taken to resolve the appeal. The decision of the Plan Administrator on such review shall be final.